Exhibit 99.11
TENTH AMENDMENT
TO THE
CIBC WORLD MARKETS INCENTIVE SAVINGS PLAN
FOR U.S. EMPLOYEES
(As amended and restated effective January 1, 1999)
     Pursuant to the authority reserved to Canadian Imperial Bank of Commerce (“CIBC”) at Section 9.01 of the CIBC World Markets Incentive Savings Plan for U.S. Employees (the “Plan”), the Plan is hereby amended by substituting the following for Appendix A of the Plan:
APPENDIX A
CIBC WORLD MARKETS INCENTIVE SAVINGS PLAN
FOR U.S. EMPLOYEES
LIST OF PARTICIPATING EMPLOYERS
     As of January 1, 2003, (unless otherwise indicated) the following employers are participating in the Plan:
1.	CANADIAN IMPERIAL BANK OF COMMERCE

2.	CIBC INC.

3.	CANADIAN IMPERIAL HOLDINGS INC. (became a participating employer as of July 1, 1995)
The employers numbered 1 through 3 above are not participating employers with respect to any Financial Products Employee for the period through December 31, 1995, but said employers shall become participating employers with respect to Financial Products Employees on January 1, 1996.
4.	CIBC OFF-SHORE BANKING SERVICES COMPANY (became a participating employer as of September 1, 1996).

5.	CIBC WORLD MARKETS (INTERNATIONAL) ARBITRAGE CORP. (became a participating employer as of May 30, 1997, regardless of whether the Employees are on the United States payroll.)

6.	CIBC TRADING (DELAWARE CORP.) (became a participating employer as of January 16, 1997).

7.	CARAVELLE ADVISORS, L.L.C. (became a participating employer as of July 1, 1998).

8.	CIBC WORLD MARKETS CORP. (formerly CIBC Oppenheimer Corp.) (became a participating employer as of January 1, 1999).

Prior to January 1, 1999 CIBC WOOD GUNDY SECURITIES CORP. and CIBC WOOD GUNDY HOLDINGS INC. (formerly known as Wood Gundy Corp. and Wood Gundy Holdings Inc., respectively) and CIBC Oppenheimer Corp. (the successor of the merger of CIBC Wood Gundy Securities Corp. into Oppenheimer & Co., Inc.) are also participating employers with respect to any Employee, (1) effective on the date of transfer, who is transferred from Canadian Imperial Bank of Commerce in the United States, CIBC Inc., or Canadian Imperial Holdings Inc. (collectively A CIBC @) to either CIBC Wood Gundy Securities Corp. or CIBC Wood Gundy Holdings Inc., or after November 3, 1997, CIBC Oppenheimer Corp., between June 1, 1994, and the date on which the qualified retirement benefit programs of CIBC and such corporations are harmonized, or (2) effective January 1, 1996, who is employed by CIBC Wood Gundy Securities Corp. or CIBC Wood Gundy Holdings, Inc. on or after January 1, 1996 and who has not become eligible to participate in the CIBC Wood Gundy Securities Corp. Savings or Cash Option Plan for Employees before January 1, 1996, or (3) who is employed by CIBC Oppenheimer Corp. on or after November 3, 1997, is initially assigned to a CIBC business unit and has not become eligible to participate in the CIBC Wood Gundy Securities Corp. Savings or Cash Option Plan on such date.

Notwithstanding any other provision of the Plan to the contrary, Service performed for, or Compensation paid by, any of such corporations to any such Employee shall be deemed to be Service performed by such Employees for, and Compensation paid to such Employees by, CIBC for all purposes under the Plan. No Employee described in clause (1) above shall be deemed to have incurred a Separation from Service with CIBC.

For purposes of the foregoing provisions, business units of CIBC Oppenheimer Corp. shall be classified in accordance with the following rules.

NonMerged Units. A business unit of CIBC Oppenheimer Corp. that was a business unit of CIBC or any of its subsidiaries immediately prior to November 3, 1997, shall be classified as a CIBC business unit until the date, if any, that such unit is merged with an Oppenheimer business unit (the “merger date”). A business unit of CIBC Oppenheimer Corp. that was a business unit of Oppenheimer Holdings, Inc. or one of its subsidiaries immediately prior to November 3, 1997, shall be treated as an Oppenheimer business unit until the merger date, if any, of such unit with a CIBC business unit.

Merged Units. The merger date of two business units shall be the date as of which the financial results of the merged units are reported on the basis of one fully integrated profit and loss statement and all expenses of the merged unit are booked through one cost center. Upon the merger date of a CIBC business unit and an Oppenheimer business unit each individual employed by the merged entity who was employed by one of the merged units immediately prior to their merger shall continue to be treated as employed by a CIBC business unit or an Oppenheimer business unit, as applicable. With respect to any individual employed by the merged entity on or subsequent to the merger date (and not previously employed by either of the merged business units) the merged entity shall be treated as a CIBC business unit if the head thereof is a former employee of CIBC or any of its subsidiaries prior to November 3, 1997, and as an Oppenheimer business unit if the head thereof is a former employee of Oppenheimer Holdings, Inc. or any of its subsidiaries.

9.	CIBC NATIONAL BANK (became a participating employer as of May 1, 1999.)

10.	CIBC US INSURANCE COMPANY (became a participating employer as of July 28, 2003.)
     IN WITNESS WHEREOF, the undersigned has executed this amendment this 11th day of August, 2003.

By:	/s/ Joyce M. Phillips

Joyce M. Phillips